Exhibit 11


             BONE CARE INTERNATIONAL, INC., AND SUBSIDIARY
           Statement Regarding Computation of Loss Per Share
                              (Unaudited)


                                           Three months ended
                                   September 30,           September 30,
                                        1998                   1997
                                    ------------           ------------

Net loss                           $ (1,421,455)          $ (1,008,478)
                                   =============           ============

Weighted average number of
 common shares                        9,789,826               8,722,382
                                   =============           ============

Net loss per common
  share - basic                     $   (0.15)             $  (0.12)
                                   =============           ============